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Exhibit 99

Monday
April 26, 1999


FIRST UNION TO ACQUIRE EVEREN
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Move Will Create One of Nation's Largest Securities Firms
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CHARLOTTE - In a move to create one of the nation's premier securities firms,
First Union (FTU) has signed a definitive agreement to acquire EVEREN Capital Corporation (EVR), a full-service brokerage and asset management firm based in Chicago. This action will provide First Union with a nationwide brokerage distribution platform and augment its equity capital markets capabilities.

The transaction has a fixed exchange rate of .555 shares of First Union common stock for each EVEREN share, which values the acquisition at $1.1 billion, or $30.53 per EVEREN share, based on First Union's closing price of $55.00 per share on April 23, 1999. This excludes the present value of an employee retention pool that First Union has agreed to establish. The employee retention pool of approximately $87 million in restricted shares of First Union common stock (based on $55.00 per share) will be issued over a three-year period to a number of EVEREN employees. The purchase price is equivalent to 2 1/2 times EVEREN's book value. The transaction will not affect First Union's previously announced stock buyback program. Separate from that program, First Union expects to repurchase on the open market a number of shares equivalent to those issued to pay for the transaction.

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FIRST UNION TO ACQUIRE EVEREN/page 2
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On a pro forma basis, the combined entities would have $147 billion in brokerage assets and 3 million total brokerage customer accounts. This transaction will create a national retail distribution powerhouse. In particular, the markets that EVEREN adds west of the Mississippi complement First Union's strong East Coast presence. The combined company will form the nation's sixth largest securities brokerage firm with 6,259 registered representatives (2,800 Series 6 and 3,459 Series 7 licensed brokers). Brokerage services will be provided through 2,391 registered bank locations, 152 Wheat First locations and 167
EVEREN locations, or in total 2,710 retail offices in 41 states. In addition, this transaction will add critical mass to First Union's investment banking and equity sales, trading and research capabilities, and depth in key specialized industries.

EVEREN has offices in 28 states and more than 1,800 investment consultants. Its highest concentrations of offices are in Illinois, California, Wisconsin, Ohio, Texas and Colorado. First Union's securities brokerage operations are concentrated largely in the eastern half of the United States.

"This is an excellent partnership that gives First Union a nationwide securities business. This transaction will substantially strengthen our distribution capabilities for equity capital markets activities as well as retail investment products and wealth management activities," said Ken Thompson, First Union vice chairman and head of its Capital Markets Group.

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FIRST UNION TO ACQUIRE EVEREN/page 3
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"EVEREN is a great strategic fit and ideal partner for First Union on every level," said Don McMullen, EVP and head of First Union's Capital Management Group. "It is a dynamic company poised for higher growth and profitability. We have excellent potential for deepening relationships as a result of an expanded selection of products and services. With the new markets and strong relationships added by EVEREN, we will have a solid platform for nationwide development."

James R. Boris, EVEREN chairman and chief executive officer, said, "We believe First Union is the finest partner we could have in a rapidly consolidating financial services industry. Most important to us, both of our companies place the highest value on building long-term client relationships and on developing the knowledge and skills of our employees to better serve our clients' needs. Combined, we have excellent potential for continued growth in recurring fee income through the increased product selection, expanded client base and the depth of talent available to us in both companies."

Everen has been independently owned since an employee buyout from Kemper Corporation in September 1995. EVEREN employees own approximately 60 percent of the company.

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FIRST UNION TO ACQUIRE EVEREN/page 4
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The acquisition will be accounted for as a purchase and is expected to close in the third quarter of 1999, subject to EVEREN shareholder and regulatory approvals and other conditions of closing.

In connection with the execution of the acquisition agreement, EVEREN granted an option to First Union to purchase, under certain conditions, up to 19.9 percent of the outstanding shares of EVEREN common stock.

Media Contact at First Union is Laurie Hedrick at 704-374-6092 (office) or 704-358-9568 (home.) Media Contact at EVEREN is Jeff Leshay at 312-574-5788. Investor Contact at First Union is Herb Althouse at 704-374-2310.


This press release contains various forward-looking statements with respect to First Union, EVEREN Capital and the combined organization following consummation of the acquisition, which have various risks and uncertainties. Various factors that could cause actual results to differ materially from those contemplated by such statements are set forth in First Union's and EVEREN's 1998 Annual Reports on Form 10-K and 1999 Current Reports on Form 8-K filed with the Securities and Exchange Commission.